Exhibit 99.1

Media Contact:	Financial Contact:
Alan B. Lewis	Gerard F. Agoglia
Acclaim Entertainment, Inc.	Acclaim Entertainment, Inc.
(516) 656-5000	(516) 656-5000

alewis@acclaim.com	gagoglia@acclaim.com

EDMOND SANCTIS TO RESIGN AS PRESIDENT AND CHIEF OPERATING
OFFICER OF ACCLAIM ENTERTAINMENT, INC.’S NORTH AMERICAN OPERATIONS

GLEN COVE, NY, January 17, 2003—Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM) today announced that Edmond Sanctis will resign as President and Chief Operating Officer of the Company’s North American Operations, to pursue other interests. Sanctis will remain with Acclaim through January 31, 2003 as a transition period. He assisted Acclaim’s executive team in creating a revised operating and restructuring plan for the Company, the details of which are being announced today.

“Edmond has contributed much to our organization in the past year. We wish him well in his future endeavors,” said Jim Scoroposki, Co-Chairman of Acclaim.

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a leading worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, which includes a motion capture and recording studio in the U.S., and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

The statements contained in this release which are not historical facts, are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward- looking statements. These important factors, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended August 31, 2002, and Acclaim’s subsequent Quarterly Reports on Form 10-Q, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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